Exhibit 7

(Information provided as of June 23, 2003 in response

to Items 2 through 6 of Schedule 13D)

Executive Officers and Directors of

Badal Securities Ltd.

Address is: 3 Azrieli Center, Triangular Tower, Tel Aviv 67023, Israel

 (citizenship is Israel, unless otherwise noted)

Name and Address	Position	Principal Occupation

Eliahu Cohen 3 Azrieli Center, Triangular Tower, Tel Aviv, Israel	Director	CEO of IDB Holding and IDB Development

Rina Cohen 3 Azrieli Center, Triangular Tower, Tel Aviv, Israel	Director	Controller of IDB Holding and IDB Development

Arthur Caplan* 3 Azrieli Center, Triangular Tower, Tel Aviv, Israel	Director	Corporate Secretary of IDB Holding and IDB Development

Lilit Yehuda 3 Azrieli Center, Triangular Tower, Tel Aviv, Israel	Director and Controller	Manager, IDB Holding

*          Mr. Caplan is a dual citizen of Israel and Great Britain.

Based on the information provided to the Reporting Persons, during the past five years, none of the persons listed above has been convicted, or is subject to a judgment, decree or final order, in any of the legal proceedings enumerated in Items

2 (d) and 2 (e) of Schedule 13D.